Exhibit 3.1

AMENDMENT

TO

BY-LAWS

OF

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

Section 6-01. Certificate of Shares. Subject to requirements prescribed by law, the share certificates of the corporation shall be in such form, certificated or uncertificated, including book entry ownership, as shall be approved by the Board of Directors. All certificates representing shares shall be registered in the share register as they are issued, and those of the same class or series shall be consecutively numbered. Every share certificate shall bear the signature of the President or a Vice-President and of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and shall be sealed with the corporate seal. Whenever a certificate is counter-signed by a transfer agent, one or both of the officers’ or assistant officer’s signature and the seal may be in facsimile, engraved or printed. In case of any officer or assistant officer whose signature appears on any share certificate shall have ceased to be such because of death, resignation or otherwise, before the certificate is issued, it may be issued by the corporation with the same effect as if he had not ceased to be such at the date of its issue.